Exhibit 99.1

News Release

LANDAUER

Landauer, Inc. appoints ronald zilkowski

To Vice President, Corporate Controller and

Chief Accounting Officer

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— August 22, 2012—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today announced that it hired Ronald Zilkowski to be Landauer’s Vice President, Corporate Controller and Chief Accounting Officer, effective Tuesday, September 4, 2012.

“We are pleased to add Ron Zilkowski to our team at Landauer. Ron brings broad accounting and reporting experience in a number of contexts, including public and private companies as well as corporate acquisitions. Ron represents another significant experienced addition to the operating team and we look forward to working closely with him to achieve our strategic objectives for the business,” said Michael Burke, Senior Vice President and Chief Financial Officer of Landauer, Inc.

Reporting to Mr. Burke, Mr. Zilkowski will have responsibility for and provide leadership to financial reporting, financial regulatory compliance and all accounting-related functions of the corporation, including internal controls. As a key member of the team, Mr. Zilkowski will work with management on establishing goals, monitoring performance, and developing and providing strategic direction toward the successful execution of the Company’s objectives.

Prior to Landauer, Mr. Zilkowski served as Chief Financial Officer, Secretary and Treasurer of Cuisine Solutions, Inc., the leading worldwide manufacturer of premium sous-vide prepared foods that offer endless flexibility for professional and home chefs.

Before joining Cuisine Solutions, Mr. Zilkowski held a variety of executive management positions including Corporate Controller of Intermagnetics General Corporation, a NASDAQ-listed company and a leader in the magnetic resonance imaging market. He also served as Senior Vice President of Finance and Corporate Controller of Chindex International, a distributor of medical devices, consumables and services to the China marketplace.

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Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586   Telephone: 708.755.7000   Fax: 708.755.7011   landauerinc.com

Landauer, Inc.

Add 1

“I am excited to work with the dynamic management team at Landauer. The Company has a history of strong earnings results and I look forward to helping enhance Landauer’s competitive financial position while providing the accounting structure to support further growth of the Company.” said Mr. Zilkowski.

Mr. Zilkowski, a Certified Public Accountant, earned a Masters degree in Business Administration from Rutgers University and a Bachelor of Science in Accounting from Indiana University.

In addition, the Company announced that JoAnn Doherty will now serve as the Vice President of Landauer’s Accounting Controls & Systems, focused on the continued IT systems initiative and post implementation support. Ms. Doherty has been an instrumental member of the team in preparation and design of the systems platform, which went live during the Company’s fiscal fourth quarter of 2012. In this role, Ms. Doherty will continue to provide leadership in support of the successful completion of the Company's IT platform enhancement and the related post implementation support.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.7 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community. Through its IZI Medical Products subsidiary, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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